Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is made and entered into between Techne Corporation, a Minnesota corporation, (hereinafter the “Company”), and Brenda Furlow (hereinafter “Employee”) (each may be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Company wishes to employ Employee under the terms and conditions set forth in this Agreement, and Employee wishes to accept such employment under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Company and Employee agree as follows:

ARTICLE 1.

TERM OF EMPLOYMENT: DUTIES AND SUPERVISION

1.1) Parties. The parties to this Agreement are Employee and the Company. As used herein, “Company” refers to Techne Corporation d/b/a Bio-Techne, and its subsidiaries including, but not limited to, Research and Diagnostic Systems, Inc. (“R&D”), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against Techne or R&D or other appropriate subsidiary.

1.2) Employment and Term of Employment. The Company hereby employs Employee and Employee hereby accepts employment as Senior Vice President, General Counsel on the terms and conditions set forth in this Agreement. Employee’s employment hereunder will commence on August 4, 2014 and continue through August 3, 2017 (hereinafter the “Term”) unless earlier terminated as provided in Article 4 hereof.

A. As a condition of employment, Employee agrees that she must relocate her personal residence to the Twin Cities of Minneapolis and St. Paul, Minnesota no later than July 1, 2015.

B. As a condition of employment, Employee agrees that she must obtain a license to practice law in the State of Minnesota no later than July 1, 2015 and maintain such licensure during her employment with the Company.

1.3) Duties and Supervision.

A. During the term of her employment, Employee agrees to devote her full business and professional time, energy, diligence and best efforts to the business and affairs of the Company, and to perform such services and duties Employee may from time to time be assigned by the Company, and specifically its Chief Executive Officer.

B. Employee agrees to be subject to the Company’s control, rules, regulations, policies and programs. Employee further agrees that she will carry on all correspondence, publicity and advertising in the Company’s name and she shall not enter into any contract on behalf of the Company except as expressly authorized by the Company.

ARTICLE 2.

COMPENSATION AND BENEFITS

2.1) Base Salary. As compensation for her services to the Company and as compensation for her Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition, Employee will be paid an annual base salary initially at the rate of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), to be paid in accordance with the usual payroll practices of the Company. The base salary amount will be reviewed and adjusted by the Company from time to time in its sole discretion. The base salary will be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by the Company or that are requested to be withheld by Employee.

2.2) Management Incentive Plan. During each fiscal year of the Term of Employee’s employment (starting with Techne’s 2015 fiscal year, which began July 1, 2014) and provided Employee remains employed by the Company on the last day of such fiscal year, Employee will be eligible to participate in the Company’s Management Incentive Plan (“MIP”) in accordance with its terms and conditions as determined by the Board of Directors or its Executive Compensation Committee from time to time. At Employee’s current service level, the Management Incentive Plan currently provides for the grant of an option to purchase 15,000 shares of the Company’s common stock and, if annual objectives are met, a target cash bonus of 25% of Employee’s base salary, payable annually following receipt of the Company’s final audit report. The stock options will have a seven-year term and will vest one-fourth on each of the first, second, third and fourth anniversaries of the date of grant. These options will have an exercise price equal to the closing price of Techne’s shares on the date of grant. The option will be an incentive stock option to the extent permitted by Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended, and a non-qualified stock option to the extent the number of shares vesting in any single year exceeds the limit established by such provision.

2.3) Restricted Stock Units. The Company will grant Employee 2,500 Techne Restricted Stock Units (“RSUs”) on Employee’s first day of employment. Vesting of such RSUs will be conditioned upon Employee’s relocation of her personal residence to the Twin Cities of Minneapolis and St. Paul, Minnesota no later than July 1, 2015, and Employee’s obtaining license to practice law in the State of Minnesota no later than July 1, 2015. If such conditions are satisfied, the RSUs will vest in equal increments on July 1, 2015, July 1, 2016 and July 1, 2017, subject to Employee’s continued employment by the Company on each date.

2.4) Miscellaneous Benefits. The Company will provide Employee the following additional benefits:

A. Reimbursement in accordance with the Company’s standard reimbursement policies in effect from time to time for ordinary, necessary and reasonable out-of-

pocket business expenses incurred by Employee in performing her duties for the Company so long as properly substantiated.

B. Paid vacation of four (4) weeks per calendar year, prorated for partial years of service, to be taken at such times as selected by Employee and as approved by the Chief Executive Officer or his designee. Carryover, forfeiture or payout of unused vacation time from period to period or upon termination of employment shall be in accordance with the Company’s policies that may be in effect from time to time.

C. Paid lodging at the Ramada Inn located in Roseville, Minnesota (or its equivalent) and meals (excluding lunches) for up to Employee’s first eleven (11) months of employment, and a moving allowance of Fifteen Thousand and 00/100 Dollars ($15,000.00) for properly documented allowable expenses to relocate her personal residence from Wisconsin to Minneapolis/St. Paul, Minnesota on or before July 1, 2015. Employee will be required to pay all moving expenses as they are incurred and to submit receipts to the Company for the non-taxable moving expenses (for moving household goods and travel to Minnesota) to receive reimbursement.

2.5) Other Employee Compensation and Benefits. In addition to the compensation and benefits provided to Employee in Sections 2.1 through 2.4 hereof, Employee will be entitled to participate in other employee compensation and benefit plans from time to time established by the Company and made available generally to all employees to the extent that Employee’s age, tenure and title make her eligible to receive those benefits. Employee will participate in such compensation and benefit plans on an appropriate and comparable basis determined by the Board of Directors by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee. The Company has no obligation to pay insured benefits directly and such benefits are payable to Employee only by the insurers in accordance with their policies. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Employee’s employment. Employee shall not be reimbursed for unused personal days or sick days upon her termination from employment regardless of the reason, whether voluntary or involuntary.

ARTICLE 3.

INVENTIONS, PROPRIETARY INFORMATION AND UNFAIR COMPETITION

3.1) Prior Agreement. Neither the execution of this Agreement nor any provision in it shall be interpreted as rescinding or revoking the “Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition” previously entered into between the Company and Employee as of July 15, 2014 (the “Prior Inventions, Proprietary Information, and Unfair Competition Agreement”). The Company and Employee hereby agree that the terms and conditions of such Prior Inventions, Proprietary Information, and Unfair Competition Agreement shall continue in full force and effect and shall apply to all businesses of the Company, including not only business conducted by the Company but also to business conducted through the Company or any subsidiary or venture of the Company now existing or hereafter created. The termination of this Agreement or Employee’s employment shall not terminate

Employee’s obligations under the Prior Inventions, Proprietary Information, and Unfair Competition Agreement, the terms and conditions of which shall survive termination of this Agreement and termination of Employee’s employment for any reason, whether voluntary or involuntary.

3.2) Notification of Restrictive Covenants. Employee authorizes the Company to notify third parties (including, but not limited to, the Company customers and competitors) of the terms of the Prior Inventions, Proprietary Information, and Unfair Competition Agreement between the Parties and Section 4.2 of this Agreement, and Employee’s responsibilities thereunder.

ARTICLE 4.

TERMINATION

4.1) Events of Termination. Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Employee’s employment may be terminated as follows:

A. By mutual written agreement of the parties;

B. Upon Employee’s death;

C. Upon Employee’s inability to perform the essential functions of her position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Company Board of Directors, and such inability continues for a period of ninety (90) calendar days or as may otherwise be required by applicable law. Nothing in this Section 4.1(C) shall limit the right of either Party to terminate Employee’s employment under one of the other sections of this Section 4.1;

D. Upon written notice to the other Party;

E. Upon the insolvency or bankruptcy of the Company;

F. In the event of a Change in Control, as set forth in Section 5.1, provided that the severance provisions of Section 5.1 of this Agreement are met;

4.2) Return of Property. At such time that Employee’s employment with the Company ends (the “Termination Date”) or at such earlier time as the Company may notify Employee, Employee will immediately cease doing business upon the Company’s premises and will immediately deliver to the Company all of its property and all property to be held by the Company in her possession or control, including, but not limited to, all work in progress, data, equipment, originals and copies of documents and software, customer and supplier information and lists, financial information, and all other materials. In addition, if Employee has used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, Smart Phones, iPhones, iPads, etc.) to receive, store, review, prepare or transmit any the Company information, including but not limited to Confidential Information (as defined below), Employee agrees to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such information from those systems. Employee also agrees to certify, within ten (10) days after the Termination Date, in writing to the Company that she has complied with her obligation to return Company property.

A. For purposes of this Agreement, “Confidential Information” means information which is not generally known and which the Company holds in confidence, including, without limitation, the following: all information and data developed or acquired by Employee in the course of employment with the Company; data or conclusions or opinions formed by Employee in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of the Company or any customer of the Company; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Employee in the course of employment.

B. Notwithstanding anything to the contrary, “Confidential Information” does not include any information that is (i) in the public domain or enters the public domain through no violation of obligations Employee owes to the Company; (ii) disclosed to Employee other than as a result of Employee’s capacity as an employee of the Company by a third-party not subject to maintain the information in confidence; or (iii) already known by Employee other than as a result of Employee’s past relationship with the Company (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

ARTICLE 5.

TERMINATION BENEFITS

5.1) Termination Benefits. In the event Employee’s employment is terminated by the Company as a result of a “Change in Control” of the Company and Employee has less than twelve (12) months before the expiration of the Term of this Agreement, Employee will be paid an amount equal to one (1) year of her then-current base salary (but not any incentive bonus) (hereinafter the “CIC Severance Payment”); provided, however, that Employee will be entitled to the CIC Severance Payment set forth in this Section 5.1 only if she executes and does not rescind a release agreement in a form supplied by the Company, which will include, but not be limited to, a comprehensive release of claims against the Company and all related parties, in their official and individual capacities. For purposes of this Section 5.1, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections A through C below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

A. Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

B. There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

C. There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this Section 5.1(C), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.2) Timing of CIC Severance Payment. Any CIC Severance Payment pursuant to Section 5.1 will be paid to Employee monthly over the course of a one-year period beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if the CIC Severance Payment described in Section 5.1 is subject to the requirements of Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment and on such date any amounts that would have been paid during the first six months following the termination but for operation of this proviso will be paid in one lump sum with the remaining payments made monthly over the remainder of the specified one-year period. In addition, all payments made to Employee pursuant to Section 5.1 will be reduced by amounts (A) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (B) owed to the Company by Employee for any amounts advanced, loaned or misappropriated. Such offset will be made in the manner permitted by and will be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

5.3) No Other Payments. Except as provided in Section 5.1, upon termination of employment with the Company, whether voluntary or involuntary, Employee will not be entitled to any compensation or benefits other than that which was due to her as of the date of termination, regardless of any claim by Employee for compensation, salary, bonus, severance benefits or other payments.

ARTICLE 6.

ARBITRATION

6.1) Arbitration. Any dispute arising out of or relating to (i) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (ii) Employee’s application or candidacy for employment, employment and/or termination of employment with the Company including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing Parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the Parties cannot agree on an arbitrator within 20 days, any Party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the Parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Company may be entitled in accordance with the Prior Inventions, Proprietary Information, and Unfair Competition Agreement referred to in Section 4.1 herein.

ARTICLE 7.

MISCELLANEOUS PROVISIONS

7.1) Modifications. Except as provided in Section 4.1 above, this Agreement supersedes all prior agreements and understandings between the Parties relating to the employment of Employee by the Company and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement will be valid unless in writing signed by the Party against whom the same is sought to be enforced.

7.2) Binding Effect. The breach by the Company of any other agreement or instrument between the Company and Employee will not excuse or waive Employee’s performance under, or compliance with, this Agreement.

7.3) Governing Law and Forum. The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota. The Company and Employee hereby consent to the exclusive jurisdiction for any claims under this Agreement in Hennepin County District Court or the United States District Court for Minnesota.

7.4) Successors and Assigns. This Agreement is personal to Employee and Employee may not assign or transfer any part of her rights or duties hereunder, or any compensation due to her hereunder, to any other person. This Agreement may be assigned by the Company. This Agreement is binding on any successors or assigns of the Company.

7.5) Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

7.6) No Conflicting Obligations. Employee represents and warrants to the Company that she is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by her of her obligations hereunder. If Employee possesses any information that she knows or should know is considered by any third party, such as a former employer of Employee’s to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Company or use such information to benefit the Company in any way.

7.7) Waivers. The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7.8) Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, the Company and Employee agree that that part should modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

7.9) Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The Parties agree that this Agreement will be amended (as determined by the Company in its sole discretion) to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder. Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment, but only to the extent such delay is required for compliance with Code Section 409A.

7.10) Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

(a)	To the Company by notice to the CEO at the following address:

Charles Kummeth, CEO

Techne Corporation

614 McKinley Place NE

Minneapolis, MN 55413

(b)	To Employee at her home address as it then appears on the records of the Company, it being the duty of Employee to keep the Company informed of her current home address at all times.

The date on which notice to the Company or Employee shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Employee shall be deemed to have occurred on the date notice was delivered to Employee personally, or deposited in a mail box or slot at Employee’s residence by a representative of the Company or any messenger or delivery service.

7.11) Construction. The Parties agree that the terms and provisions of this Agreement embody their mutual intent, each Party has had the opportunity to negotiate its provisions and contribute to its drafting, and therefore, it is not to be construed more liberally in favor of, or more strictly against, any Party hereto.

7.12) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or pdf) signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.

7.13) Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Employee and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 7.13, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Employee’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Employee and the Company otherwise agree in writing, any determination required under this Section 7.13 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Employee and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.13.

(Signatures follow on the next page(s).)

THE PARTIES HAVE executed this Agreement in the manner appropriate to each as of the dates set forth below.

TECHNE CORPORATION

By:	Charles Kummeth	8/21, 2014
Its Chief Executive Officer		Date

EMPLOYEE

/s/ Brenda Furlow		8/6, 2014
Brenda Furlow		Date

Signature Page to Employment Agreement